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Trovagene, Inc.
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Trovagene Adjourns Special Meeting of Stockholders to December 23, 2015

SAN DIEGO, CA — December 9, 2015 — Trovagene, Inc. (NASDAQ: TROV), a developer of cell-free molecular diagnostics, today announced that its Special Meeting of Stockholders scheduled for, and convened on December 9, 2015, was adjourned due to the lack of requisite quorum.  The meeting has been adjourned to December 23, 2015 at 9:00 a.m. PST at 11120 Roselle Street, San Diego, California 92121.

During the period of the adjournment, stockholders holding shares as of the record date of October 12, 2015, are entitled to and are being requested to vote.

The Company encourages all stockholders who have not yet voted to do so before December 22, 2015 at 11.59 p.m. EST. Stockholders of record may vote online at www.pstvote.com/trovagenespecial2015 or by mail by sending their completed proxies to Philadelphia Stock Transfer, Inc., 2320 Haverford Rd., Suite 230, Ardmore, PA 19003. Proxies previously submitted in respect of the meeting will be voted on at the adjourned meeting unless properly revoked.

No changes have been made to the proposal to be voted on by stockholders at the special meeting. The Company’s proxy statement and any other materials filed by the Company with the SEC remain unchanged and can be obtained free of charge at the SEC’s website at www.sec.gov.

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its proprietary technology for the detection and monitoring of cell-free DNA in urine. The Company’s technology detects and quantitates oncogene mutations in cancer patients for improved disease management. Trovagene’s precision cancer monitoring platform is designed to provide important clinical information beyond the current standard of care, and is protected by significant intellectual property including multiple issued patents and pending patent applications globally.

Contact

Investor Relations	Media Relations
David Moskowitz and Amy Caterina	Ian Stone
Investor Relations	Account Director
Trovagene, Inc.	Canale Communications, Inc.
858-952-7593	619-849-5388
ir@trovagene.com	ian@canalecomm.com

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Trovagene Inc.  |  11055 Flintkote Avenue  |  San Diego  |  CA 92121  |  Tel.: USA [+1] 888-391-7992